As filed with the Securities and Exchange Commission on May 8, 2007
Registration No. 333-140504

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 3
to
Form S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

BIODEL INC.
(Exact name of registrant as specified in its charter)

Delaware	2834	90-0136863
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
6 Christopher Columbus Avenue
Danbury, Connecticut 06810
(203) 798-3600
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Solomon S. Steiner, Ph.D.
Chief Executive Officer and Chairman
Biodel Inc.
6 Christopher Columbus Avenue
Danbury, Connecticut 06810
(203) 798-3600
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

William D. Freedman, Esq. Michael J. Shef, Esq. Troutman Sanders LLP The Chrysler Building 405 Lexington Avenue New York, New York 10174 (212) 704-6000	Steven D. Singer, Esq. Stuart R. Nayman, Esq. Wilmer Cutler Pickering Hale and Dorr LLP 399 Park Avenue New York, New York 10022 (212) 230-8800

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), please check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐ _ _

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐ _ _

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐ _ _

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 3 to the Registrant’s Registration Statement on Form S-1 (File No. 333-140504) is being filed solely for the purpose of filing exhibits, and no changes or additions are being made hereby to the prospectus which forms a part of the Registration Statement. Accordingly, the prospectus has been omitted from this filing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth all expenses, other than underwriting discounts and commissions, payable by the registrant in connection with the offering described in this Registration Statement. All the amounts shown are estimates except for the Securities and Exchange Commission registration fee, the National Association of Securities Dealers Inc. filing fee and the Nasdaq Global Market listing fee.

Description	Amount

Securities and Exchange Commission registration fee	$9,405.28
National Association of Securities Dealers Inc. filing fee	9,700.00
Nasdaq Global Market Listing fee	100,000.00
Blue sky fees and expenses	15,000.00
Printing and engraving expenses	200,000.00
Legal fees and expenses	800,000.00
Accountant’s fees and expenses	500,000.00
Transfer agent’s fees and expenses	15,000.00
Miscellaneous	100,894.72

Total Expenses	$1,750,000.00

Item 14.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) generally provides that a corporation may indemnify an officer, director, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses, including, attorney’s fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he or she is threatened to be made a party by reason of such position, provided that the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. In the case of actions brought by or in the right of the corporation, no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation, unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

The registrant’s amended and restated certificate of incorporation provides for the indemnification of its directors and executive officers to the fullest extent permitted under the DGCL. As permitted by Delaware law, the registrant has entered into indemnity agreements with each of its directors and executive officers. These agreements generally require the registrant to indemnify its directors and executive officers against any and all expenses (including attorneys’ fees), witness fees, damages, judgments, fines, settlements and other amounts incurred (including expenses of a derivative action) in connection with any action, suit or proceeding, whether actual or threatened, to which any of these individuals may be made a party by reason of the fact that he or she is or was a director, officer, employee, or other agent of the registrant or serving at its request as a director, officer, employee, or other agent of another corporation or enterprise, provided that he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the registrant’s best interests and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. Under the indemnification agreements, all expenses incurred by one of the registrant’s directors or executive officers in defending any such action, suit or proceeding in advance of its final disposition shall be paid by the registrant upon delivery to it of an undertaking, by or on behalf of the director or executive officer, to repay all advanced amounts if it is ultimately determined that the director or executive officer is not entitled to be indemnified by the registrant under his or her indemnification agreement, the registrant’s amended and restated bylaws or the DGCL. The indemnification agreements also set forth certain procedures that will apply in the event any of the registrant’s directors or executive officers brings a claim for indemnification under his or her indemnification agreement.

In addition, Section 102(b)(7) of the DGCL permits a corporation to provide that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for:

•	any transaction from which the director derives an improper personal benefit;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	unlawful payment of dividends or unlawful stock purchases or redemptions of shares; or

•	any breach of a director’s duty of loyalty to the corporation or its stockholders.

The Registrant’s amended and restated certificate of incorporation includes such a provision.

There is currently no pending litigation or proceeding involving any of the registrant’s directors or executive officers for which indemnification is being sought. The registrant is not currently aware of any threatened litigation that may result in claims for indemnification against it by any of its directors or executive officers.

The registrant maintains an insurance policy covering its officers and directors with respect to certain liabilities arising out of claims based on acts or omissions in their capacities as officers and directors.

In connection with this offering, the registrant entered into an underwriting agreement which provides that the underwriters are obligated, under some circumstances, to indemnify the registrant, its directors, officers and controlling persons against specified liabilities.

Item 15.	Recent Sales of Unregistered Securities.

Set forth below is information regarding shares of common stock and preferred stock issued, and options and warrants granted, by the registrant within the past three years that were not registered under the Securities Act (the option, warrants, share and price numbers below give effect, where applicable, to the one-for-0.7085 reverse stock split of our common stock). Also included is the consideration, if any, received by the registrant for such shares, options and warrants and information relating to the section of the Securities Act, or rule of the Securities and Exchange Commission, under which exemption from registration was claimed.

(a)  In January 2004 the registrant sold an aggregate of 531 shares of common stock to 6 investors in exchange for $7.50 and subsequent additional payments of approximately $1,700,000 in cash and $300,000 in services. On December 23, 2004, these shares were subject to a 10,000-for-1 stock split.

(b)  Between March and July 2005 the registrant sold an aggregate of 569,000 shares of its Series A convertible preferred stock to 57 accredited investors for an aggregate consideration of $2,845,000. In addition, in connection with the issuance of the Series A convertible preferred stock, the Registrant issued warrants to purchase an aggregate of 55,900 shares of Series A convertible preferred stock as compensation for McGinn, Smith & Company’s (“MSI”) services as its placement agent.

(c)  Between February and May 2006 the registrant sold 103 Units consisting of a 7% Note with a principal amount of $25,000 and a warrant to purchase common stock upon the issuance of the Series B convertible preferred stock to 36 accredited investors for an aggregate consideration of $2,575,000. On July 19, 2006, the units were repaid by the issuance of an aggregate of 817,468 shares of Series B convertible preferred stock and warrants to purchase 440,105 shares of common stock. In addition, in connection with the issuance of the units, the registrant issued warrants to purchase an aggregate of 22,222 shares of Series B convertible preferred stock and 11,963 shares of common stock as compensation for MSI’s services as its placement agent.

(d)  On July 19, 2006, the registrant sold an aggregate of 5,380,711 shares of Series B convertible preferred stock and warrants to purchase 2,896,862 shares of common stock to ten accredited investors for an aggregate consideration of $21,200,000. In addition, in connection with the offering of the Series B convertible preferred stock, the registrant issued warrants to purchase an aggregate of 126,903 shares of Series B convertible preferred stock and 68,332 shares of common stock as compensation for MSI’s services as its placement agent.

(e)  Since December 2004, the registrant has granted options under its 2004 Stock Incentive Plan to purchase an aggregate of 1,170,974 shares of common stock to 34 employees, directors and consultants, having exercise prices ranging from $1.41 to $12.63 per share. Of these, options to purchase 3,543 shares of common stock have been exercised for an aggregate consideration of $5,000, at an exercise price of $1.41 per share, and options to purchase 60,222 shares of common stock had been forfeited and options to purchase 1,107,207 shares of common stock remain outstanding at price ranges from $1.41 to $12.63 per share.

(f) In March 2007, the registrant offered to holders of its warrants to purchase an aggregate of 149,125 shares of its Series B convertible preferred stock and an aggregate of 3,147,255 shares of its common stock the opportunity to exercise such warrants at a reduced exercise price. Such holders exercised all of such warrants. The registrant issued an aggregate of 2,636,907 shares of common stock upon exercise of the warrants.

The securities described in paragraphs (a) through (d) and (f) were issued in reliance on Section 4(2) under the Securities Act and/or Rule 506 of Regulation D promulgated thereunder in that the issuance of securities to the accredited investors did not involve a public offering. The recipients of securities in each of these transactions represented to the registrant in connection with their purchase that they were accredited investors and acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof, that they could bear the risks of the investment, hold the securities for an indefinite period of time and appropriate legends were affixed to the securities issued in these transactions. The purchasers received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration statement or an available exemption from such registration.

The grants of stock options described in paragraph (e) were issued in reliance on Rule 701 promulgated under the Securities Act, having been issued under compensatory benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of such securities were our employees, directors or bona fide consultants. Appropriate legends were affixed to the securities issued in these transactions. Each of the recipients of securities in these transactions had adequate access, through employment, business or other relationships, to information about us.

All of the foregoing securities are deemed restricted securities for purposes of the Securities Act. All certificates representing the issued shares of common and preferred stock described in this Item 15 include appropriate legends setting forth that the securities had not been registered and the applicable restrictions on transfer.

Item 16.	Exhibits and Financial Statement Schedules.

(a)	Exhibits.

Exhibit
Number		Description of document

1.1		Form of Underwriting Agreement.
3	.1**	Registrant’s Amended and Restated Certificate of Incorporation.
3	.2**	Registrant’s Certificate of Designation, Preferences and Rights of Series A convertible preferred stock.
3	.3**	Registrant’s Certificate of Designation, Preferences and Rights of Series B convertible preferred stock.
3	.4**	Form of registrant’s Second Amended and Restated Certificate of Incorporation, to be effective upon completion of the offering.
3	.5**	Registrant’s By-Laws.
3	.6**	Form of registrant’s Amended and Restated Bylaws, to be effective upon completion of the offering.

Exhibit
Number		Description of document

3	.7**	Certificate of Amendment to the Registrant’s Amended and Restated Certificate of Incorporation.
4	.1**	Specimen Common Stock Certificate.
4	.2**	Form of Warrant issued to the institutional investors to purchase shares of common stock dated July 19, 2006.
4	.3**	Form of Warrant issued to former Unit holders with registration rights to purchase shares of common stock dated July 19, 2006.
4	.4**	Form of Warrant issued to former Unit holders without registration rights to purchase shares of common stock dated July 19, 2006.
4	.5**	Form of Warrant issued to Scott Weisman and McGinn Smith Holdings, LLC to purchase shares of Series A convertible preferred stock.
4	.6**	Form of Warrant issued to Scott Weisman and McGinn Smith Holdings, LLC to purchase shares of Series B convertible preferred stock and shares of common stock dated July 19, 2006.
4	.7**	Form of Subscription and Rights Agreement by and among the registrant and the holders of the Series A convertible preferred stock.
4	.8**	Amended and Restated Registration Rights Agreement, dated September 19, 2006, by and among the registrant and other parties named therein.
5.1		Opinion of Troutman Sanders LLP.
10	.1**	Form of Indemnification Agreement entered into between the registrant and each of Albert Cha, Robert Feldstein, David Kroin, Daniel Lorber, Ira Lieberman, Charles Sanders, Roderike Pohl, Solomon Steiner, Paul Sekhri, Erik Steiner, Samuel Wertheimer, R. Timmis Ware, Andreas Pfützner, and Scott Weisman.
10	.2**	2004 Stock Incentive Plan, as amended.
10	.3**	Amended and Restated 2004 Stock Incentive Plan, to be effective upon completion of the offering.
10	.4**	2005 Employee Stock Purchase Plan, to be effective upon the completion of the offering.
10	.5**	2005 Non-Employee Directors’ Stock Option Plan, to be effective upon the completion of the offering.
10	.6**	Amended and Restated Employment Agreement, dated March 20, 2007, between the registrant and Solomon S. Steiner.
10	.7**	Amended and Restated Employment Agreement, dated March 20, 2007, between the registrant and Roderike Pohl.
10	.8**	Amended and Restated Employment Agreement, dated March 20, 2007, between registrant and F. Scott Reding.
10	.9**	Consulting Agreement, dated April 1, 2005, between the registrant and Dr. Andreas Pfützner.
10	.10**†	Supply Agreement made on April 4, 2005 by and between Diosynth B.V. and the registrant.
10	.11**†	Manufacturing Agreement, dated December 20, 2005 between the registrant and Cardinal Health — PTS, LLC.
10	.12**	Change of Control Agreement entered into between the registrant and certain of its executive officers.
10	.13**	Executive Severance Agreement entered into between the registrant and certain of its executive officers.
10	.14**	Lease Agreement, dated February 2, 2004, between the registrant and Mulvaney Properties, LLC and amendment thereto dated September 29, 2006.
10	.15**	Lease Agreement, dated October 19, 2006, between the registrant and Mulvaney Properties, LLC.
23	.1**	Consent of BDO Seidman, LLP, Independent Registered Public Accounting Firm.
23.2		Consent of Troutman Sanders, LLP (included in Exhibit 5.1).
23	.3**	Consent of American Appraisal Associates, Inc.
24	.1**	Powers of Attorney.

**	Previously filed.

†	Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

(b)	Financial Statement Schedules.

All schedules are omitted because they are not required, are not applicable or the information is included in the financial statements or notes thereto.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)  For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)  For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Danbury, State of Connecticut, on the 8th day of May, 2007.

BIODEL INC.

By:	/s/ F. Scott Reding
F. Scott Reding
Chief Financial Officer and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement on Form S-1 has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature	Title	Date

* Dr. Solomon S. Steiner	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer), President and Director	May 8, 2007

/s/ F. Scott Reding F. Scott Reding	Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	May 8, 2007

* Dr. Ira W. Lieberman	Director	May 8, 2007

* Dr. Daniel Lorber	Director	May 8, 2007

* Paul Sekhri	Director	May 8, 2007

* Scott A. Weisman	Director	May 8, 2007

* Dr. Albert Cha	Director	May 8, 2007

* David Kroin	Director	May 8, 2007

Signature		Title	Date

* Dr. Charles Sanders		Director	May 8, 2007

* Samuel Wertheimer		Director	May 8, 2007

*By:	/s/ F. Scott Reding F. Scott Reding Attorney-in-Fact

EXHIBIT INDEX

Exhibit
Number		Description of Document

1.1		Form of Underwriting Agreement.
3	.1**	Registrant’s Amended and Restated Certificate of Incorporation.
3	.2**	Registrant’s Certificate of Designation, Preferences and Rights of Series A convertible preferred stock.
3	.3**	Registrant’s Certificate of Designation, Preferences and Rights of Series B convertible preferred stock.
3	.4**	Form of registrant’s Second Amended and Restated Certificate of Incorporation, to be effective upon completion of the offering.
3	.5**	Registrant’s By-Laws.
3	.6**	Form of registrant’s Amended and Restated Bylaws, to be effective upon the completion of the offering.
3	.7**	Certificate of Amendment to the Registrant’s Amended and Restated Certificate of Incorporation.
4	.1**	Specimen Common Stock Certificate.
4	.2**	Form of Warrant issued to the institutional investors to purchase shares of common stock dated July 19, 2006.
4	.3**	Form of Warrant issued to former unit holders with registration rights to purchase shares of common stock dated July 19, 2006.
4	.4**	Form of Warrant issued to former Unit holders without registration rights to purchase shares of Common Stock dated July 19, 2006.
4	.5**	Form of Warrant issued to Scott Weisman and McGinn Smith Holdings LLC to Purchase Shares of Series A convertible preferred stock.
4	.6**	Form of Warrant issued to Scott Weisman and McGinn Smith Holdings, LLC to purchase shares of Series B Convertible preferred stock and shares of common stock dated July 19, 2006.
4	.7**	Form of Subscription and Rights Agreement by and among the registrant and the holders of the Series A convertible preferred stock.
4	.8**	Amended and Restated Registration Rights Agreement, dated September 19, 2006, by and among the registrant and other parties named therein.
5.1		Opinion of Troutman Sanders LLP.
10	.1**	Form of Indemnity Agreement entered into between the registrant and each of Albert Cha, Robert Feldstein, David Kroin, Daniel Lorber, Ira Lieberman, Charles Sanders, Roderike Pohl, and Solomon Steiner, Paul Sekhri, Erik Steiner, Samuel Wertheimer, R. Timmis Ware, Andreas Pfützner, and Scott Weisman.
10	.2**	2004 Stock Incentive Plan, as amended.
10	.3**	Amended and Restated 2004 Stock Incentive Plan, to be effective upon completion of the offering.
10	.4**	2005 Employee Stock Purchase Plan, to be effective upon the completion of the offering.
10	.5**	2005 Non-Employee Directors’ Stock Option Plan, to be effective upon the completion of the offering.
10	.6**	Amended and Restated Employment Agreement, dated March 20, 2007, between the registrant and Solomon S. Steiner.
10	.7**	Amended and Restated Employment Agreement, dated March 20, 2007, between the registrant and Roderike Pohl.
10	.8**	Amended and Restated Employment Agreement, dated March 20, 2007, between registrant and F. Scott Reding.
10	.9**	Consulting Agreement, dated April 1, 2005, between the registrant and Dr. Andreas Pfützner.
10	.10**†	Supply Agreement made on April 4, 2005 by and between Diosynth B.V. and the registrant.
10	.11**†	Manufacturing Agreement, dated December 20, 2005 between the registrant and Cardinal Health — PTS, LLC

Exhibit
Number		Description of Document

10	.12**	Change of Control Agreement entered into between the registrant and certain of its executive officers.
10	.13**	Executive Severance Agreement entered into between the registrant and certain of its executive officers.
10	.14**	Lease Agreement, dated February 2, 2004, between the registrant and Mulvaney Properties, LLC and amendment thereto dated September 29, 2006.
10	.15**	Lease Agreement, dated October 19, 2006, between the registrant and Mulvaney Properties, LLC.
23	.1**	Consent of BDO Seidman, LLP, Independent Registered Public Accounting Firm.
23.2		Consent of Troutman Sanders LLP (included in Exhibit 5.1).
23	.3**	Consent of American Appraisal Associates, Inc.
24	.1**	Powers of Attorney.

**	Previously filed.

†	Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.